Exhibit 4.3

IDEX CORPORATION

2024 INCENTIVE AWARD PLAN

ARTICLE 1

PURPOSE

The purpose of the IDEX Corporation 2024 Incentive Award Plan (the “Plan”) is to promote the success and enhance the value of IDEX Corporation, a Delaware corporation (the “Company”), by linking the personal interests of the members of the Board, Employees, and Consultants to those of Company stockholders and by providing such individuals with an incentive for outstanding performance to generate superior returns to Company stockholders. The Plan is further intended to provide flexibility to the Company in its ability to motivate, attract, and retain the services of members of the Board, Employees, and Consultants upon whose judgment, interest, and special effort the successful conduct of the Company’s operation is largely dependent. In the event that the Company’s stockholders do not approve the Plan at the 2024 annual meeting, the Second Amended and Restated IDEX Corporation Incentive Award Plan, as amended (the “Prior Plan”) will continue in full force and effect on the terms and conditions set forth in the Prior Plan as if the terms of this Plan were not adopted or approved by the Board.

ARTICLE 2

DEFINITIONS AND CONSTRUCTION

Wherever the following terms are used in the Plan they shall have the meanings specified below, unless the context clearly indicates otherwise. The singular pronoun shall include the plural where the context so indicates.

2.1 “Applicable Accounting Standards” shall mean Generally Accepted Accounting Principles in the United States, International Financial Reporting Standards or such other accounting principles or standards as may apply to the Company’s financial statements under United States federal securities laws from time to time.

2.2 “Applicable Law” means any applicable law, including without limitation: (i) provisions of the Code, the Securities Act, the Exchange Act and any rules or regulations thereunder; (ii) corporate, securities, tax or other laws, statutes, rules, requirements or regulations, whether federal, state, local or foreign; and (iii) rules of any securities exchange or automated quotation system on which the shares of Stock are listed, quoted or traded.

2.3 “Award” means an Option, a Restricted Stock award, a Stock Appreciation Right award, a Performance Share award, a Performance Stock Unit award, a Performance Award, a Dividend Equivalents award, a Stock Payment award, a Deferred Stock award, or a Restricted Stock Unit award granted to a Participant pursuant to the Plan.

2.4 “Award Agreement” means any written agreement, contract, or other instrument or document evidencing an Award, including through electronic medium.

2.5 “Board” means the Board of Directors of the Company.

2.6 “Cause” shall have the meaning set forth in Section 10.2(a).

2.7 “Change in Control” shall mean and includes each of the following:

(a) A transaction or series of transactions (other than an offering of Stock to the general public through a registration statement filed with the Securities and Exchange Commission) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act) (other than the Company, any of its subsidiaries, or an employee benefit plan (or related trust) maintained by the Company or any of its subsidiaries) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company possessing more than 30% of the total combined voting power of the Company’s securities outstanding immediately after such acquisition; or

(b) During any period of two consecutive years, individuals who, at the beginning of such period, constitute the Board together with any new Director(s) (other than a Director designated by a person who shall have entered into an agreement with the Company to effect a transaction described in Section 2.7(a) or 2.7(c)) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least a majority of the Directors then still in office who either were Directors at the beginning of the two-year period or whose election or nomination for election was previously so approved (“Incumbent Directors”), cease for any reason to constitute a majority thereof; provided, however, that no individual initially elected or nominated as a Director as a result of an actual or threatened election contest with respect to Directors or as a result of any other actual or threatened solicitation of proxies by or on behalf of any person other than the Board shall be deemed to be an Incumbent Director; or

(c) The consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination, (y) a sale or other disposition of all or substantially all of the Company’s assets in any single transaction or series of related transactions or (z) the acquisition of assets or stock of another entity, in each case other than a transaction:

(i) which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and

(ii) after which no person or group beneficially owns voting securities representing 30% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this Section 2.7(c)(ii) as beneficially owning 30% or more of the combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction; or

(d) The approval by the Company’s stockholders of a liquidation or dissolution of the Company.

Notwithstanding the foregoing, if a Change in Control constitutes a payment event with respect to any Award (or any portion of an Award) that provides for the deferral of compensation that is subject to Section 409A of the Code, to the extent required to avoid the imposition of additional taxes under Section 409A of the Code, the transaction or event described in subsection (a), (b), (c) or (d) with respect to such Award (or portion thereof) shall only constitute a Change in Control for purposes of the payment timing of such Award if such transaction also constitutes a “change in control event,” as defined in Treasury Regulation Section 1.409A-3(i)(5).

2.8 “Code” means the Internal Revenue Code of 1986, as amended from time to time together with the regulations and official guidance promulgated thereunder.

2.9 “Committee” means the committee of the Board described in Article 11.

2.10 “Consultant” means any consultant or adviser if:

(a) The consultant or adviser renders bona fide services to the Company or any Subsidiary;

(b) The services rendered by the consultant or adviser are not in connection with the offer or sale of securities in a capital-raising transaction and do not directly or indirectly promote or maintain a market for the Company’s securities; and

(c) The consultant or adviser is a natural person who has contracted directly with the Company to render such services.

2.11 “Deferred Stock” means a right to receive a specified number of shares of Stock during specified time periods pursuant to Article 8.

2.12 “Disability” means that the Participant qualifies to receive long-term disability payments under the Company’s long-term disability insurance program, as it may be amended from time to time.

2.13 “Dividend Equivalents” means a right granted to a Participant pursuant to Article 8 to receive the equivalent value (in cash or Stock) of dividends paid on Stock.

2.14 “Effective Date” means the date this Plan is approved by stockholders in accordance with Section 12.1.

2.15 “Employee” means any officer or other employee (as defined in accordance with Section 3401(c) of the Code and the Treasury Regulations thereunder) of the Company or any Subsidiary.

2.16 “Equity Restructuring” shall mean an equity restructuring (within the meaning of Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation or any successor or replacement accounting standard), such as a stock dividend, stock split, spin-off, rights offering or recapitalization through a large, nonrecurring cash dividend, that affects the shares of Stock (or other securities of the Company) or the share price of Stock (or other securities) and causes a change in the per share value of the Stock underlying outstanding Awards.

2.17 “Exchange Act” means the Securities Exchange Act of 1934, as amended.

2.18 “Fair Market Value” means, with respect to a share of Stock as of any given date, (i) if Stock is traded on any established stock exchange, the closing price of a share of Stock as reported in the Wall Street Journal (or such other source as the Company may deem reliable for such purposes) for such date or, if no sale occurred on such date, the first trading date immediately prior to such date during which a sale occurred; or (ii) if Stock is not traded on an exchange but is quoted on a national market or other quotation system, the last sales price on such date or, if no sales occurred on such date, then on the date immediately prior to such date on which sales prices are reported; or (iii) if Stock is not publicly traded, the fair market value established by the Committee acting in good faith and taking into account the requirements of Section 409A of the Code. The Fair Market Value of any property other than shares of Stock shall mean the market value of such property determined by such methods or procedures as shall be established from time to time by the Committee. Notwithstanding the foregoing, if the Committee determines in its discretion that an alternative definition of Fair Market Value should be used in connection with the grant, exercise, vesting, settlement, payout or tax withholding of any Award, it may specify such alternative definition in the Award Agreement applicable to the Award. Such alternative definition shall be determined based on a price that is based on the opening, actual, high, low, or average selling prices of a share of Stock on the New York Stock Exchange or other securities exchange on the given date, the trading date preceding the given date, the trading date next succeeding the given date, or an average of trading days.

2.19 “Full Value Award” means any Award that is settled in shares of Stock other than: (i) an Option, (ii) a Stock Appreciation right or (iii) any other Award for which the Participant pays the intrinsic value existing as of the date of grant (whether directly or by forgoing a right to receive a cash payment from the Company or any Subsidiary).

2.20 “Good Reason” shall have the meaning set forth in Section 10.2(b).

2.21 “Incentive Stock Option” means an Option that meets the requirements of Section 422 of the Code or any successor provision thereto, and which is intended by the Committee to constitute an Incentive Stock Option.

2.22 “Independent Director” means a member of the Board who is not an Employee of the Company.

2.23 “Non-Employee Director” means a member of the Board who qualifies as a “Non-Employee Director” as defined in Rule 16b-3(b)(3) of the Exchange Act, or any successor rule.

2.24 “Non-Qualified Stock Option” means an Option that is not an Incentive Stock Option.

2.25 “Option” means a right granted to a Participant pursuant to Article 5 of the Plan to purchase a specified number of shares of Stock at a specified price during specified time periods. An Option may be either an Incentive Stock Option or a Non-Qualified Stock Option.

2.26 “Participant” means a person who, as a member of the Board, Consultant or Employee, has been granted an Award pursuant to the Plan.

2.27 “Performance Award” means a right granted to a Participant pursuant to Article 8, to receive a cash payment contingent upon achieving certain performance goals established by the Committee.

2.28 “Performance Measures” means the criteria and objectives (and adjustments) that the Committee establishes which shall be satisfied or met (i) as a condition to the grant or exercisability of all or a portion of an Option or SAR or (ii) during the applicable restriction period or Performance Period as a condition to the vesting of the holder’s interest in the shares of Stock subject to such Award, or, as applicable, to the holder’s receipt of the shares of Stock subject to such Award or of payment with respect to such Award, determined as follows:

(a) The Performance Measures that will be used under the Plan may include one or more of the following corporate-wide or subsidiary, division, operating unit, line of business, project, geographic or individual measures: net earnings (either before or after interest, taxes, depreciation and amortization); economic value-added (as determined by the Committee); sales or revenue; net income (either before or after taxes); operating earnings or margin; cash flow (including, but not limited to, operating cash flow and free cash flow); cash flow return on capital; cash flow margin; cash flow per share; return on net assets; return on stockholders’ equity; return on assets; return on capital or invested capital; return on investments; stockholder returns; operating expenses; attainment of expense levels or cost reduction goals; return on sales; gross or net profit margin; productivity; expense margins; operating efficiency;

working capital; interest expense; earnings per share; price per share of Stock; increase in stockholder value; market share; net cash provided by operations; price-to-earnings growth; environmental, social and governance-related objectives; and strategic business criteria, consisting of one or more objectives based on meeting specified goals relating to market penetration, customer acquisition, business expansion, cost targets, customer satisfaction, reductions in errors and omissions, reductions in lost business, management of employment practices and employee benefits, supervision of litigation, supervision of information technology, quality and quality audit scores, efficiency, acquisitions or divestitures, and research and development achievements; and such other goals as the Committee may determine whether or not listed herein, or any combination of the foregoing. Each such goal may be expressed on an absolute or relative basis, and may include comparisons based on current internal targets, the past performance of the Company (including the performance of one or more subsidiaries, divisions, or operating units) or the past or current performance of other companies or market indices (or a combination of such past and current performance). In addition to the ratios specifically enumerated above, Performance Measures may include comparisons relating to capital (including, but not limited to, the cost of capital), shareholders’ equity, shares outstanding, assets or net assets, sales, or any combination thereof.

(b) The applicable Performance Measures may be applied on a pre- or post-tax basis and may be adjusted to include or exclude components of any performance measure, including, without limitation, foreign exchange gains and losses, asset write-downs, acquisitions and divestitures, change in fiscal year, unbudgeted capital expenditures, special charges such as restructuring or impairment charges, debt refinancing costs, extraordinary or noncash items, unusual, infrequently occurring, nonrecurring or one-time events affecting the Company or its financial statements or changes in law or accounting principles (“Adjustment Events”). In the sole discretion of the Committee, the Committee may amend or adjust the Performance Measures or other terms and conditions of an outstanding award in recognition of any Adjustment Events. Performance Measures shall be subject to such other special rules and conditions as the Committee may establish at any time.

2.29 “Performance Period” means the one or more periods of time, which may be of varying and overlapping durations, as the Committee may select, over which the attainment of the Performance Measures applicable to an Award will be measured for the purpose of determining a Participant’s right to, and the payment of, an Award.

2.30 “Performance Share” means a right granted to a Participant pursuant to Article 8 to receive Stock, the payment of which is contingent upon achieving certain performance goals established by the Committee.

2.31 “Performance Stock Unit” means a right granted to a Participant pursuant to Article 8 to receive Stock or, in lieu thereof and to the extent set forth in the applicable Award Agreement, the Fair Market Value of such Stock in cash, the payment of which is contingent upon achieving certain Performance Measures or other performance-based targets established by the Committee.

2.32 “Plan” means this IDEX Corporation 2024 Incentive Award Plan, as it may be amended from time to time.

2.33 “Restricted Stock” means Stock awarded to a Participant pursuant to Article 6 that is subject to certain restrictions and may be subject to risk of forfeiture.

2.34 “Restricted Stock Unit” means an Award granted pursuant to Section 8.6.

2.35 “Securities Act” means the Securities Act of 1933, as amended.

2.36 “Stock” means the common stock of the Company, par value $0.01 per share, and such other securities of the Company that may be substituted for Stock pursuant to Article 10.

2.37 “Stock Appreciation Right” or “SAR” means a right granted pursuant to Article 7 to receive a payment equal to the excess of the Fair Market Value of a specified number of shares of Stock on the date the SAR is exercised over the Fair Market Value on the date the SAR was granted as set forth in the applicable Award Agreement.

2.38 “Stock Payment” means (a) a payment in the form of shares of Stock, or (b) an option or other right to purchase shares of Stock, as part of any bonus, deferred compensation or other arrangement, made in lieu of all or any portion of the compensation, granted pursuant to Article 8.

2.39 “Subsidiary” means any “subsidiary corporation” as defined in Section 424(f) of the Code and any applicable regulations promulgated thereunder, or any other entity of which a majority of the outstanding voting stock or voting power is beneficially owned directly or indirectly by the Company.

2.40 “Substitute Award” means an Award granted under this Plan upon the assumption of, or in substitution for, outstanding equity awards previously granted by a company or other entity in connection with a corporate transaction, including a merger, combination, consolidation or acquisition of property or stock; provided, however, that in no event shall the term “Substitute Award” be construed to refer to an award made in connection with the cancellation and repricing of an Option or SAR.

ARTICLE 3

SHARES SUBJECT TO THE PLAN

3.1 Number of Shares.

(a) Subject to Article 10 and Section 3.1(b), the number of shares of Stock that shall initially be available for all awards under this Plan, other than Substitute Awards, shall be 9,900,000 shares, reduced by the number of shares of Stock granted under the Prior Plan on or after March 12, 2024 and prior to the Effective Date; provided, however, that such aggregate number of shares of Stock available for issuance under the Plan shall be reduced by 3.75 shares for each share of Stock delivered in settlement of any Full Value Award granted after the Effective Date. The maximum number of shares of Stock that may be delivered upon exercise of Incentive Stock Options shall be 9,900,000. No awards shall be granted under the Prior Plan after this Plan becomes effective.

(b) If any shares of Stock subject to an Award granted under the Plan or the Prior Plan that is not a Full Value Award are forfeited or expire or such Award is settled for cash (in whole or in part), in each case, on or after March 12, 2024, the shares of Stock subject to such Award shall, to the extent of such forfeiture, expiration or cash settlement, again be available for future grants of Awards under the Plan. To the extent that a Full Value Award granted under the Plan or the Prior Plan is forfeited or expires or such Full Value Award is settled for cash (in whole or in part), in each case, on or after March 12, 2024, the shares of Stock available under the Plan shall be increased by 3.75 shares of Stock subject to any Full Value Award granted under the Prior Plan or under the Plan.

(c) Notwithstanding anything to the contrary contained in this Section 3.1, the following shares of Stock shall not be added to the shares of Stock authorized for grant under Section 3.1(a) and shall not be available for future grants of Awards: (i) shares of Stock tendered by a Participant or withheld by the Company in payment of the exercise price of an Option; (ii) shares of Stock tendered by a Participant or withheld by the Company to satisfy any tax withholding obligation with respect to an Award; (iii) shares of Stock subject to a Stock Appreciation Right that are not issued in connection with the stock settlement of the Stock Appreciation Right on exercise thereof; and (iv) shares of Stock purchased on the open market with the cash proceeds from the exercise of Options.

(d) The payment of Dividend Equivalents in cash in conjunction with any outstanding Awards shall not be counted against the shares of Stock available for issuance under the Plan.

(e) Notwithstanding the provisions of Section 3.1(b), no shares of Stock may again be optioned, granted or awarded if such action would cause an Incentive Stock Option to fail to qualify as an incentive stock option under Section 422 of the Code.

(f) Substitute Awards shall not reduce the shares of Stock authorized for grant under the Plan. Additionally, in the event that a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the shares of Stock authorized for grant under the Plan; provided that Awards using such available shares of Stock shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not employed by or providing services to the Company or its Subsidiaries immediately prior to such acquisition or combination.

3.2 Stock Distributed. Any Stock distributed pursuant to an Award may consist, in whole or in part, of authorized and unissued Stock, treasury Stock or Stock purchased on the open market.

3.3 Limitation on Grants to Non-Employee Directors. Notwithstanding any provision in the Plan to the contrary, the aggregate value of cash compensation to be paid and the grant date fair value of equity awards (measured at time of grant in accordance with Applicable Accounting Standards) that may be granted during any fiscal year of the Company to any Non-Employee Director shall not exceed $750,000, increased to $1,000,000 with respect to any Non-Employee Director serving as the Non-Executive Chair of the Board or the lead independent director of the Board; provided however, that this limit shall not apply to distributions of previously deferred compensation under a deferred compensation plan maintained by the Company or compensation received by the director in his or her capacity as an executive officer or employee of the Company.

ARTICLE 4

ELIGIBILITY AND PARTICIPATION

4.1 Eligibility.

(a) General. Persons eligible to participate in this Plan include Employees, Consultants, and all members of the Board, and persons expected to become Employees, Consultants and members of the Board, as the Committee in its sole discretion may select from time to time

(b) Foreign Participants. Notwithstanding any provision of the Plan to the contrary, in order to comply with the laws in other countries in which the Company and its Subsidiaries operate or have Employees, Consultants or members of the Board, the Committee, in its sole discretion, shall have the power and authority to:

(i) Determine which Subsidiaries shall be covered by the Plan;

(ii) Determine which Employees, Consultants or members of the Board outside the Unites States are eligible to participate in the Plan;

(iii) Modify the terms and conditions of any Award granted to Employees, Consultants or members of the Board outside the United States to comply with applicable foreign laws;

(iv) Establish sub plans and modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable (any such sub plans and/or modifications shall be attached to this Plan as appendices); provided, however, that no such sub plans and/or modifications shall increase the share limitations contained in Section 3.1 of the Plan; and

(v) Take any action, before or after an Award is made, that it deems advisable to obtain approval or comply with any necessary local governmental regulatory exemptions or approvals.

Notwithstanding the foregoing, the Committee may not take any actions hereunder, and no Awards shall be granted, that would violate the Exchange Act, the Code, any securities law or governing statute or any other Applicable Law.

4.2 Participation. Subject to the provisions of the Plan, the Committee may, from time to time, select from among all eligible individuals, those to whom Awards shall be granted and shall determine the nature and amount of each Award. No individual shall have any right to be granted an Award pursuant to this Plan.

ARTICLE 5

STOCK OPTIONS

5.1 General. The Committee is authorized to grant Options to Participants on the following terms and conditions:

(a) Exercise Price. The exercise price per share of Stock subject to an Option shall be determined by the Committee and set forth in the Award Agreement; provided that the exercise price for any Option shall not be less than 100% of the Fair Market Value of a share of Stock on the date of grant. Notwithstanding the foregoing, in the case of an Option that is a Substitute Award, the exercise price per share of Stock subject to such Option may be less than 100% of the Fair Market Value per share on the date of grant, provided, that the excess of: (a) the aggregate Fair Market Value (as of the date such Substitute Award is granted) of the shares subject to the Substitute Award, over (b) the aggregate purchase price thereof does not exceed the excess of: (x) the aggregate fair market value (as of the time immediately preceding the transaction giving rise to the Substitute Award, such fair market value to be determined by the Committee) of the shares of the predecessor company or other entity that were subject to the grant assumed or substituted for by the Company, over (y) the aggregate purchase price of such shares.

(b) Time and Conditions of Exercise. Subject to Section 9.6, the Committee shall determine the time or times at which an Option may be exercised in whole or in part; provided, however, that the term of any Option granted under the Plan shall not exceed ten years The Committee shall also determine the performance or other conditions, if any, that must be satisfied before all or part of an Option may be exercised.

(c) Payment. An option may be exercised (i) by giving written notice to the Company specifying the number of whole shares of Stock to be purchased and accompanying such notice with payment therefor in full (or arrangement made for such payment to the Company’s satisfaction). The Committee shall set forth in the applicable Award Agreement the methods by which the exercise price of an Option may be paid, the form of payment, which may include, without limitation, (i) cash, (ii) promissory note bearing interest at no less than such rate as shall then preclude the imputation of interest under the Code, (iii) shares of Stock held for such period of time as may be required by the

Committee in order to avoid adverse accounting consequences and having a Fair Market Value on the date of delivery equal to the aggregate exercise price of the Option or exercised portion thereof, (iv) other property acceptable to the Committee (including through share withholding or the delivery of a notice that the Participant has placed a market sell order with a broker with respect to shares of Stock then issuable upon exercise of the Option, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company in satisfaction of the Option exercise price; provided that payment of such proceeds is then made to the Company upon settlement of such sale), or (v) a combination of foregoing. The Committee shall also determine the methods by which shares of Stock shall be delivered or deemed to be delivered to Participants.

(d) Evidence of Grant. All Options shall be evidenced by an Award Agreement between the Company and the Participant. The Award Agreement shall include such additional provisions as may be specified by the Committee.

5.2 Incentive Stock Options. Incentive Stock Options shall be granted only to Employees and the terms of any Incentive Stock Options granted pursuant to the Plan, in addition to the requirements of Section 5.1, must comply with the following additional provisions of this Section 5.2:

(a) Expiration of Option. Subject to Section 5.2(c), an Incentive Stock Option shall expire and may not be exercised to any extent by anyone after the first to occur of the following events:

(i) Ten years from the date it is granted, unless an earlier time is set in the Award Agreement;

(ii) Three months after the Participant’s termination of employment as an Employee; and

(iii) One year after the date of the Participant’s termination of employment or service on account of Disability or death. Upon the Participant’s Disability or death, any Incentive Stock Options exercisable at the Participant’s Disability or death may be exercised by the Participant’s legal representative or representatives, by the person or persons entitled to do so pursuant to the Participant’s last will and testament, or, if the Participant fails to make testamentary disposition of such Incentive Stock Option or dies intestate, by the person or persons entitled to receive the Incentive Stock Option pursuant to the Applicable Laws of descent and distribution.

(b) Individual Dollar Limitation. The aggregate Fair Market Value (determined as of the time the Option is granted) of all shares of Stock with respect to which Incentive Stock Options are first exercisable by a Participant in any calendar year may not exceed $100,000 or such other limitation as imposed by Section 422(d) of the Code, or any successor provision. To the extent that Incentive Stock Options are first exercisable by a Participant in excess of such limitation, the excess shall be considered Non-Qualified Stock Options.

(c) Ten Percent Owners. An Incentive Stock Option shall be granted to any individual who, at the date of grant, owns stock possessing more than ten percent of the total combined voting power of all classes of capital stock of the Company (or any parent or Subsidiary) only if such Option is granted at a price that is not less than 110% of Fair Market Value on the date of grant and the Option is exercisable for no more than five years from the date of grant.

(d) Transfer Restriction. The Participant shall give the Company prompt notice of any disposition of shares of Stock acquired by exercise of an Incentive Stock Option within (i) two years from the date of grant of such Incentive Stock Option or (ii) one year after the transfer of such shares of Stock to the Participant.

(e) Expiration of Incentive Stock Options. No Award of an Incentive Stock Option may be made pursuant to this Plan after the tenth anniversary of the date on which the Plan was approved by the Board.

(f) Right to Exercise. During a Participant’s lifetime, an Incentive Stock Option may be exercised only by the Participant.

(g) Failure to Meet Requirements. Any Option (or portion thereof) purported to be an Incentive Stock Option, which, for any reason, fails to meet the requirements of Section 422 of the Code shall be considered a Non-Qualified Stock Option.

5.3 Substitution of Stock Appreciation Rights. The Committee may provide in the Award Agreement evidencing the grant of an Option that the Committee, in its sole discretion, shall have to right to substitute a Stock Appreciation Right for such Option at any time prior to or upon exercise of such Option; provided, that such Stock Appreciation Right shall be exercisable with respect to the same number of shares of Stock for which such substituted Option would have been exercisable and shall comply with Section 13.1.

ARTICLE 6

RESTRICTED STOCK AWARDS

6.1 Grant of Restricted Stock. The Committee is authorized to make Awards of Restricted Stock to any Participant selected by the Committee in such amounts and subject to such terms and conditions as determined by the Committee. All Awards of Restricted Stock shall be evidenced by an Award Agreement.

6.2 Issuance and Restrictions. Subject to Section 6.4, upon issuance the Participant shall have all the rights of a stockholder with respect to shares of Restricted Stock, subject to such restrictions on transferability and other restrictions as the Committee may impose (including, without limitation, limitations on the right to vote Restricted Stock or the right to receive dividends on the Restricted Stock). Subject to Section 9.6, these restrictions may lapse separately or in combination at such times, pursuant to such circumstances, in such installments, or otherwise, as the Committee determines at the time of the grant of the Award or thereafter.

6.3 Forfeiture. Except as otherwise determined by the Committee at the time of the grant of the Award or thereafter, upon termination of employment or service during the applicable restriction period, Restricted Stock that is at that time subject to restrictions shall be forfeited; provided, however, that the Committee may (a) provide in any Restricted Stock Award Agreement that restrictions or forfeiture conditions relating to Restricted Stock will be waived in whole or in part in the event of terminations resulting from specified causes, and (b) in other cases waive in whole or in part restrictions or forfeiture conditions relating to Restricted Stock.

6.4 Certificates for Restricted Stock. Restricted Stock granted pursuant to the Plan may be evidenced in such manner as the Committee shall determine. If certificates representing shares of Restricted Stock are registered in the name of the Participant, certificates must bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock. The Company may, at its sole discretion, retain physical possession of the certificate until such time as all applicable restrictions lapse.

ARTICLE 7

STOCK APPRECIATION RIGHTS

7.1 Grant of Stock Appreciation Rights.

(a) A Stock Appreciation Right may be granted to any Participant selected by the Committee. A Stock Appreciation Right shall be subject to such terms and conditions not inconsistent with the Plan as the Committee shall impose and shall be evidenced by an Award Agreement.

(b) A Stock Appreciation Right shall entitle the Participant (or other person entitled to exercise the Stock Appreciation Right pursuant to the Plan) to exercise all or a specified portion of the Stock Appreciation Right (to the extent then exercisable pursuant to its terms) and to receive from the Company an amount determined by multiplying the difference obtained by subtracting the exercise price per share of the Stock Appreciation Right from the Fair Market Value of a share of Stock on the date of exercise of the Stock Appreciation Right by the number of shares of Stock with respect to which the Stock Appreciation Right shall have been exercised, subject to any limitations the Committee may impose. Subject to Section 9.6, the Committee shall determine the time or times at which a Stock Appreciation Right may be exercised in whole or in part; provided that the term of any Stock Appreciation Right granted under the Plan shall not exceed ten years. The Committee shall also determine the performance or other conditions, if any, that must be satisfied before all or part of a Stock Appreciation Right may be exercised.

7.2 Payment and Limitations on Exercise.

(a) Payment of the amounts determined under Section 7.1(b) above shall be in cash, in Stock (based on its Fair Market Value as of the date the Stock Appreciation Right is exercised) or a combination of both, as determined by the Committee and set forth in the Award Agreement.

(b) To the extent any payment under Section 7.1(b) is effected in Stock it shall be made subject to satisfaction of all provisions of Article 5 above pertaining to Options including, for the avoidance of doubt, Section 5.1(a) with respect to setting the exercise price of the Stock Appreciation Right equal to or greater than 100% of the Fair Market Value of an underlying share of Stock as of the date of grant.

ARTICLE 8

OTHER TYPES OF AWARDS

8.1 Performance Share Awards. Any Participant selected by the Committee may be granted one or more Awards of Performance Shares which shall be denominated in a number of shares of Stock and which may be linked to any one or more of the Performance Measures or other specific performance criteria determined appropriate by the Committee, in each case on a specified date or dates or over any period or periods determined by the Committee (subject to Section 9.6).

8.2 Performance Stock Units. Any Participant selected by the Committee may be granted one or more Awards of Performance Stock Units which shall be denominated in unit equivalent of shares of Stock and/or units of value including dollar value of shares of Stock and which may be linked to any one or more of the Performance Measures or other specific performance criteria determined appropriate by the Committee, in each case on a specified date or dates or over any period or periods determined by the Committee (subject to Section 9.6).

8.3 Performance Award. Any Participant selected by the Committee may be granted a Performance Award. The value of such Performance Awards may be linked to any one or more of the Performance Measures or other specific performance criteria determined appropriate by the Committee, in each case on a specified date or dates or over any Performance Period determined by the Committee (subject to Section 9.6).

8.4 Dividend Equivalents. The Award Agreement relating to an Award shall specify whether the holder is entitled to receive dividends or Dividend Equivalents, as applicable, based on the dividends declared on the shares of Stock that are subject to a Restricted Stock award, a Performance Share award, a Performance Stock Unit award, a Performance Award, a Stock Payment award, a Deferred Stock award, or a Restricted Stock Unit award, to be credited as of dividend payment dates, during the period between the date the Award is granted and the date the Award is exercised, vests or expires, as determined by the Committee. Such dividends or Dividend Equivalents, as applicable, shall be converted to cash or additional shares of Stock by such formula and at such time and subject to such limitations as may be determined by the Committee; provided, however, that dividends and Dividend Equivalents with respect to an Award that is subject to restrictions or vesting conditions shall be subject to the same restrictions or vesting conditions, as applicable, as such underlying Award. Notwithstanding anything in this Plan or an Award Agreement to the contrary, the holder of an Option or SAR shall not be entitled to receive dividends or Dividend Equivalents with respect to the number of shares of Stock subject to such Option or SAR.

8.5 Stock Payments. Subject to Section 9.6, any Participant selected by the Committee may receive Stock Payments in the manner determined from time to time by the Committee; provided, that unless otherwise determined by the Committee such Stock Payments shall be made in lieu of base salary, bonus, or other cash compensation otherwise payable to such Participant. The number of shares shall be determined by the Committee and may be based upon the Performance Measures or other specific criteria determined appropriate by the Committee, determined on the date such Stock Payment is made or on any date thereafter.

8.6 Deferred Stock. Any Participant selected by the Committee may be granted an Award of Deferred Stock in the manner determined from time to time by the Committee. The number of shares of Deferred Stock shall be determined by the Committee and may (but is not required to) be linked to the Performance Measures or other specific criteria determined to be appropriate by the Committee, in each case on a specified date or dates or over any period or periods determined by the Committee (subject to Section 9.6). Stock underlying a Deferred Stock award will not be issued until the Deferred Stock award has vested, pursuant to a vesting schedule or criteria set by the Committee.

8.7 Restricted Stock Units. The Committee is authorized to make Awards of Restricted Stock Units to any Participant selected by the Committee in such amounts and subject to such terms and conditions as determined by the Committee. At the time of grant, the Committee shall specify the date or dates on which the Restricted Stock Units shall become fully vested and nonforfeitable, and may specify such conditions to vesting as it deems appropriate (subject to Section 9.6). At the time of grant, the Committee shall specify the maturity date applicable to each grant of Restricted Stock Units which shall be no earlier than the vesting date or dates of the Award and may be determined at the election of the grantee. Following the maturity date and as specified in the Award Agreement, the Company shall, subject to Section 9.5(b), transfer to the Participant one unrestricted, fully transferable share of Stock for each Restricted Stock Unit scheduled to be paid out on such date and not previously forfeited. The Committee shall specify the purchase price, if any, to be paid by the grantee to the Company for such shares of Stock.

8.8 Term. Except as otherwise provided herein, the term of any Award of Performance Shares, Performance Stock Units, Dividend Equivalents, Stock Payments, Deferred Stock or Restricted Stock Units shall be set by the Committee in its discretion and set forth in the Award Agreement.

8.9 Exercise or Purchase Price. The Committee may establish the exercise or purchase price, if any, of any Award of Performance Shares, Performance Stock Units, Deferred Stock, Stock Payments or Restricted Stock Units; provided, however, that such price shall not be less than the par value of a share of Stock on the date of grant, unless otherwise permitted by applicable state law.

8.10 Exercise Upon Termination of Employment or Service. An Award of Performance Shares, Performance Stock Units, Dividend Equivalents, Deferred Stock, Stock Payments and Restricted Stock Units shall only be exercisable or payable while the Participant is an Employee, Consultant or a member of the Board, as applicable; provided, however, that the Committee in its sole and absolute discretion may provide that an Award of Performance Shares, Performance Stock Units, Dividend Equivalents, Stock Payments, Deferred Stock or Restricted Stock Units may be exercised or paid subsequent to a termination of employment or service, as applicable, or following a Change in Control of the Company, because of the Participant’s retirement, death or disability, or otherwise or pursuant to a deferral election with respect to such Award.

8.11 Form of Payment. Payments with respect to any Awards granted under this Article 8 shall be made in cash, in Stock or a combination of both, as determined by the Committee and set forth in the Award Agreement.

8.12 Award Agreement. All Awards under this Article 8 shall be subject to such additional terms and conditions as determined by the Committee and shall be evidenced by an Award Agreement.

ARTICLE 9

PROVISIONS APPLICABLE TO AWARDS

9.1 Stand-Alone and Tandem Awards. Awards granted pursuant to the Plan may, in the sole discretion of the Committee, be granted either alone, in addition to, or in tandem with, any other Award granted pursuant to the Plan. Awards granted in addition to or in tandem with other Awards may be granted either at the same time as or at a different time from the grant of such other Awards.

9.2 Award Agreement. Awards under the Plan shall be evidenced by Award Agreements that set forth the terms, conditions and limitations for each Award which may include the term of an Award, the provisions applicable in the event the Participant’s employment or service terminates, and the Company’s authority to unilaterally or bilaterally amend, modify, suspend, cancel or rescind an Award.

9.3 Limits on Transfer. No right or interest of a Participant in any Award may be pledged, encumbered, or hypothecated to or in favor of any party other than the Company or a Subsidiary, or shall be subject to any lien, obligation, or liability of such Participant to any other party other than the Company or a Subsidiary. Except as otherwise provided by the Committee, no Award shall be assigned, transferred, or otherwise disposed of by a Participant other than by will or the laws of descent and distribution or pursuant to beneficiary designation procedures approved by time to time by the Committee (or the Board in the case of Awards granted to Independent Directors). The Committee by express provision in the Award or an amendment thereto may permit an Award (other than an Incentive Stock Option) to be transferred to, exercised by and paid to certain persons or entities related to the Participant, including but not limited to members of the Participant’s family, charitable institutions, or trusts or other entities whose beneficiaries or beneficial owners are members of the Participant’s family and/or charitable institutions, or to such other persons or entities as may be expressly approved by the Committee (excluding, for the avoidance of doubt, third-party financial institutions), pursuant to such conditions and procedures as the Committee may establish subject to the following terms and conditions: (i) an Award transferred to a permitted transferee shall not be assignable or transferable by the permitted transferee other than by will or the laws of descent and distribution; (ii) an Award transferred to a permitted transferee shall continue to be subject to all the terms and conditions of the Award as applicable to the original Participant (other than the ability to further transfer the Award); and (iii) the Participant and the permitted transferee shall execute any and all documents requested by the Committee, including, without limitation documents to (A) confirm the status of the transferee as a permitted transferee, (B) satisfy any requirements for an exemption for the transfer under applicable federal, state and foreign securities laws and (C) evidence the transfer.

9.4 Beneficiaries. Notwithstanding Section 9.3, a Participant may, in the manner determined by the Committee, designate a beneficiary to exercise the rights of the Participant and to receive any distribution with respect to any Award upon the Participant’s death. A beneficiary, legal guardian, legal representative, or other person claiming any rights pursuant to the Plan is subject to all terms and conditions of the Plan and any Award Agreement applicable to the Participant, except to the extent the Plan and Award Agreement otherwise provide, and to any additional restrictions deemed necessary or appropriate by the Committee. If the Participant is married and resides in a community property state, a designation of a person other than the Participant’s spouse as his or her beneficiary with respect to more than 50% of the Participant’s interest in the Award shall not be effective without the prior written consent of the Participant’s spouse. If no beneficiary has been designated or survives the Participant, payment shall be made to the person entitled thereto pursuant to the Participant’s will or the laws of descent and distribution. Subject to the foregoing, a beneficiary designation may be changed or revoked by a Participant at any time provided the change or revocation is filed with the Committee.

9.5 Stock Certificates; Book Entry Procedures.

(a) Notwithstanding anything herein to the contrary, the Company shall not be required to issue or deliver any certificates evidencing shares of Stock pursuant to the exercise of any Award, unless and until the Board has determined, with advice of counsel, that the issuance and delivery of such certificates is in compliance with all Applicable Laws, regulations of governmental authorities and, if applicable, the requirements of any exchange on which the shares of Stock are listed or traded. All Stock certificates delivered pursuant to the Plan are subject to any stop-transfer orders and other restrictions as the Committee deems necessary or advisable to comply with federal, state, or foreign jurisdiction, securities or other laws, rules and regulations and the rules of any national securities exchange or automated quotation system on which the Stock is listed, quoted, or traded. The Committee may place legends on any Stock certificate to reference restrictions applicable to the Stock. In addition to the terms and conditions provided herein, the Board may require that a Participant make such reasonable covenants, agreements, and representations as the Board, in its discretion, deems advisable in order to comply with any such laws, regulations, or requirements. The Committee shall have the right to require any Participant to comply with any timing or other restrictions with respect to the settlement or exercise of any Award, including a window-period limitation, as may be imposed in the discretion of the Committee.

(b) Notwithstanding any other provision of the Plan, unless otherwise determined by the Committee or required by any Applicable Law, rule or regulation, the Company shall not deliver to any Participant certificates evidencing shares of Stock issued in connection with any Award and instead such shares of Stock shall be recorded in the books of the Company (or, as applicable, its transfer agent or stock plan administrator).

9.6 Minimum Vesting Requirements. Notwithstanding any other provision of this Plan to the contrary, no Award granted under the Plan (other than cash-based Awards) shall become vested or exercisable prior to the one-year anniversary of the date of grant; provided, however, that, notwithstanding the foregoing, that the following Awards shall not be subject to the foregoing minimum vesting requirement: any (i) Substitute Awards granted in connection with awards that are assumed, converted or substituted pursuant to a merger, acquisition or similar transaction entered into by the Company or any of its Subsidiaries, (ii) Stock delivered in lieu of fully vested cash obligations, (iii) Awards to Independent Directors that vest on earlier of the one-year anniversary of the date of grant and the next annual meeting of stockholders which is at least 50 weeks after the immediately preceding year’s annual meeting, and (iv) any additional shares subject to Awards that the Committee may grant, up to a maximum of five percent (5%) of the available share reserve authorized for issuance under the Plan pursuant to Section 3.1(a) (subject to adjustment under Article 10). This Section 9.6 shall not restrict the right of the Committee to accelerate or continue the vesting or exercisability of an Award upon or after a Change in Control or termination of employment or otherwise pursuant to Section 11 of the Plan.

9.7 Paperless Exercise. In the event that the Company establishes, for itself or using the services of a third party, an automated system for the exercise of Awards, such as a system using an internet website or interactive voice response, then the paperless exercise of Awards by a Participant may be permitted through the use of such an automated system.

9.8 Claw-Back Provision. Awards granted under this Plan (including any proceeds, gains or other economic benefit actually or constructively received by the Participant upon any receipt or exercise of any Award or upon the receipt or resale of any Stock underlying the Award) shall be subject to the provisions of any claw-back policy implemented by the Company from time to time, including, without limitation, any claw-back policy adopted to comply with the requirements of applicable law, including without limitation the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder, to the extent set forth in such claw-back policy and/or in the applicable Award Agreement, including, to the extent applicable to the Participant, the Company’s Policy on Recoupment of Incentive Compensation and the Company’s Financial Restatement and Improper Conduct Clawback Policy.

ARTICLE 10

CHANGES IN CAPITAL STRUCTURE

10.1 Adjustments. In the event of any Equity Restructuring that causes the per share value of shares of Stock to change, such as a stock dividend, stock split, spinoff, rights offering or recapitalization through an extraordinary cash dividend, the Committee shall make such proportionate adjustments, if any, as the Committee in its discretion may deem appropriate to reflect such change with respect to (i) the aggregate number and kind of shares that may be issued under the Plan (including, but not limited to, adjustments of the limitations in Section 3.1); (ii) the terms and conditions of any outstanding Awards (including, without limitation, any applicable performance targets or criteria with respect thereto); and (iii) the grant or exercise price per share for any outstanding Awards under the Plan, such adjustments to be made in the case of outstanding Options and SARs in accordance with Section 409A of the Code. In the event of any other change in corporate capitalization, including a merger, consolidation, reorganization, or partial or complete liquidation of the Company, such equitable adjustments described in the foregoing sentence may be made as determined to be appropriate and equitable by the Committee to prevent dilution or enlargement of rights of participants. In either case, the decision of the Committee regarding any such adjustment shall be final, binding and conclusive.

10.2 Change in Control.

(a) Except as may otherwise be provided in any applicable Award Agreement or any other written agreement entered into by and between the Company and a Participant, if a Change in Control occurs, each outstanding Award shall continue in effect, or be assumed or an equivalent Award substituted by the successor or a parent or subsidiary of a successor (with appropriate adjustments in the Award as provided in Section 10.1); provided, however, that if a Participant has a termination of employment or service, without Cause or for Good Reason upon or within twenty-four months following such Change in Control, then such Awards shall become fully exercisable and all forfeiture restrictions on such Awards shall lapse, based on the level specified in the applicable Award Agreement with respect to performance-based Awards and, in the case of Options or Stock Appreciation Rights, Participants shall be able to exercise such Option or Stock Appreciation Right until the earlier of (i) one year following such termination of employment or service or (ii) the expiration date of such Option or Stock Appreciation Right.

(i) For the purposes of this subsection, “Cause” shall have the meaning set forth in the Participant’s employment, change in control, post-termination benefit or consulting agreement or applicable change in control or severance plan or policy, in each case, as in effect on the applicable grant date, if any, and if no such agreement exists or another definition is not contained in the Award Agreement then it shall mean: (A) failure to perform the Participant’s material duties (other than as a result of a disability) if such failure, if curable, is not cured within 30 days after written notice is provided; (B) breach of fiduciary duty to the Company; (C) indictment under the laws of any jurisdiction in which the Participant resides or is otherwise performing services for the Company or any Subsidiary for (1) a civil offense which is injurious to the business reputation of the Company or (2) a criminal offense; or (D) breach of any material written policy of the Company if such breach, if curable, is not cured within 30 days after written notice is provided by the Company.

(ii) For the purposes of this subsection, “Good Reason” shall have the meaning set forth in the Participant’s employment, change in control, post-termination benefit or consulting agreement or applicable change in control or severance plan or policy, in each case, as in effect on the applicable grant date, if any, and if no such agreement exists or another definition is not contained in the Award Agreement then it shall mean: (A) a material diminution in responsibilities, duties, title, reporting responsibilities within the business organization, status, role or authority; (B) required relocation of more than 50 miles from the location of the Participant’s principal job location or office immediately prior to a Change in Control; or (C) a material breach by the Company or any Subsidiary of any material term of any agreement covering terms and conditions of Participant’s employment. A condition will not be considered “Good Reason” unless the Participant gives the Company written notice of the condition within 30 days after the condition comes into existence and the Company fails to substantially remedy the condition within 30 days after receiving the Participant’s written notice and the Participant terminates his or her employment or service within 90 days following the expiration of such cure period.

(b) Except as may otherwise be provided in any applicable Award Agreement or any other written agreement entered into by and between the Company and a Participant, in the event of a Change in Control in which the successor in a Change in Control refuses to assume or substitute for the Award, or following the Change in Control neither the Company, any successor thereto, nor any ultimate parent thereof will have equity securities that are readily tradable on a regulated securities exchange, then upon the Change in Control all Awards outstanding under the Plan shall automatically be fully vested and the holder thereof shall be entitled to receive, as determined by the Board as constituted prior to the Change in Control, (i) an amount of cash or other property or (ii) if the Company, the successor company or any ultimate parent has equity securities that are readily tradeable on a regulated securities exchange and with the consent of the successor, shares of capital stock of the Company or the corporation resulting from or succeeding to the business of the Company pursuant to such Change in Control, or a parent corporation thereof, in each case, having a fair market value equal to the amount that could have been attained upon the exercise or other payment of such Award, with Performance Measures based on the level specified in the applicable Award Agreement with respect to performance-based Awards (and, for the avoidance of doubt, if as of such date the Committee determines in good faith that no amount would have been attained upon the exercise of such Award or realization of the Participant’s rights, then such Award may be terminated by the Company without payment).

(c) For the purposes of this Section 10.2, an Award shall be considered assumed if, following the Change in Control, the Award confers the right to purchase or receive, for each share of Stock subject to the Award immediately prior to the Change in Control, the consideration (whether stock, cash, or other securities or property) received in the Change in Control by holders of Stock for each share of Stock held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the Change in Control is not solely common equity of the successor or its parent, the Board (as constituted prior to the Change in Control) may,with the consent of the successor, provide for the consideration to be received upon the exercise of the Award, for each share subject to an Award, to be solely common equity of the successor or its parent equal in fair market value to the per-share consideration received by holders of Stock in the Change in Control.

(d) Notwithstanding the foregoing, subject to the terms of the applicable Award Agreements, in the event of a Change in Control, the Board, as constituted prior to the Change in Control, may, in its discretion:

(i) require that (A) some or all outstanding Options and Stock Appreciation Rights shall become exercisable in full or in part, (B) the restriction period applicable to some or all outstanding awards other than Options and Stock Appreciation Rights shall lapse in full or in part, (C) the Performance Period applicable to some or all outstanding awards shall lapse in full or in part, and (D) the Performance Measures applicable to some or all outstanding awards shall be deemed to be satisfied at the target, maximum or any other level;

(ii) require that shares of capital stock of the corporation resulting from or succeeding to the business of the Company pursuant to such Change in Control, or a parent corporation thereof, or other property be substituted for some or all of the shares of Stock subject to an outstanding award, with an appropriate and equitable adjustment to such award as determined by the Board in accordance with this Article 10; and/or

(iii) require outstanding awards, in whole or in part, to be surrendered to the Company by the holder, and to be immediately cancelled by the Company, and to provide for the holder to receive (A) a cash payment in an amount equal to (1) in the case of an Option or Stock Appreciation Right, the aggregate number of shares of Stock then subject to the portion of such Option or Stock Appreciation Right surrendered, whether or not vested or exercisable, multiplied by the excess, if any, of the Fair Market Value of a share of Stock as of the date of the Change in Control, over the purchase price or base price per share of Stock subject to such Option or Stock Appreciation Right, (2) in the case of a performance-based Award denominated in shares of Stock, the number of shares of Stock then subject to the portion of such award surrendered to the extent the Performance Measures applicable to such award have been satisfied or are deemed satisfied pursuant to Section 10.2(d)(i), whether or not vested, multiplied by the Fair Market Value of a share of Stock as of the date of the Change in Control, and (3) in the case of a performance-based Award denominated in cash, the value of the award then subject to the portion of such award surrendered to the extent the Performance Measures applicable to such award have been satisfied or are deemed satisfied pursuant to Section 10.2(d)(i); (B) shares of capital stock of the corporation resulting from or succeeding to the business of the Company pursuant to such Change in Control, or a parent corporation thereof, or other property having a fair market value not less than the amount determined under clause (A) above; or (C) a combination of the payment of cash pursuant to clause (A) above and the issuance of shares or other property pursuant to clause (B) above.

10.3 No Other Rights. Except as expressly provided in the Plan, no Participant shall have any rights by reason of any subdivision or consolidation of shares of stock of any class, the payment of any dividend, any increase or decrease in the number of shares of stock of any class or any dissolution, liquidation, merger, or consolidation of the Company or any other corporation. Except as expressly provided in the Plan or pursuant to action of the Committee under the Plan, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number of shares of Stock subject to an Award or the grant or exercise price of any Award.

10.4 Restrictions on Exercise. In the event of any pending stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other change affecting the shares of Stock or the share price of the Stock, including any Equity Restructuring or Change in Control, for reasons of administrative convenience the Company in its sole discretion may refuse to permit the exercise of any Award during a period of up to 30 days prior to and 30 days following the consummation of any such transaction.

ARTICLE 11

ADMINISTRATION

11.1 Committee. The Plan shall be administered by the Compensation Committee of the Board; provided, however that the Compensation Committee may delegate to a committee of one or more members of the Board, the Chief Executive Officer or other executive officer some or all of its power and authority hereunder; provided, however, that the Committee may not delegate its power and authority to a member of the Board, the Chief Executive Officer or other executive officer of the Company with regard to the selection for participation in this Plan of an officer, director or other person subject to Section 16 of the Exchange Act or decisions concerning the timing, pricing or amount of an award to such an officer, director or other person. The Committee shall consist of at least three individuals, each of whom qualifies as a Non-Employee Director and an “independent director” under the rules of the New York Stock Exchange (or other principal securities market on which shares of Stock are traded); provided that any action taken by the Committee shall be valid and effective, whether or not members of the Committee at the time of such action are later determined not to have satisfied the requirements for membership set forth in this Section 11.1 or otherwise provided in any charter of the Committee. Notwithstanding the foregoing, the full Board, acting by a majority of its members in office, shall conduct the general administration of the Plan with respect to all Awards granted to Independent Directors and for purposes of such Awards the term “Committee” as used in this Plan shall be deemed to refer to the Board. Reference to the Committee shall refer to the Board if the Compensation Committee ceases to exist and the Board does not appoint a successor Committee.

In its sole discretion, the Board may at any time and from time to time exercise any and all rights and duties of the Committee under the Plan. Except as may otherwise be provided in any charter of the Committee, appointment of Committee members shall be effective upon acceptance of appointment; Committee members may resign at any time by delivering written notice to the Board; and vacancies in the Committee may only be filled by the Board.

11.2 Action by the Committee. A majority of the Committee shall constitute a quorum. The acts of a majority of the members present at any meeting at which a quorum is present, and acts approved in writing by a majority of the Committee in lieu of a meeting, shall be deemed the acts of the Committee. Each member of the Committee is entitled to, in good faith, rely or act upon any report or other information furnished to that member by any officer or other employee of the Company or any Subsidiary, the Company’s independent certified public accountants, or any executive compensation consultant or other professional retained by the Company to assist in the administration of the Plan.

11.3 Authority of Committee. Subject to any specific designation in the Plan, the Committee has the exclusive power, authority and discretion to:

(a) Designate Participants to receive Awards;

(b) Determine the type or types of Awards to be granted to each Participant;

(c) Determine the number of Awards to be granted and the number of shares of Stock to which an Award will relate;

(d) Determine the terms and conditions of any Award granted pursuant to the Plan, including, but not limited to, the exercise price, grant price, or purchase price, any restrictions or limitations on the Award, any Performance Measures, any schedule for lapse of forfeiture restrictions or restrictions on the exercisability of an Award, and accelerations, modifications and/or waivers thereof, any provisions related to non-competition and recapture of gain on an Award, based in each case on such considerations as the Committee in its sole discretion determines;

(e) Determine whether, to what extent, and pursuant to what circumstances an Award may be settled in, or the exercise price of an Award may be paid in, cash, Stock, other Awards, or other property, or an Award may be canceled, forfeited, or surrendered;

(f) Prescribe the form of each Award Agreement, which need not be identical for each Participant;

(g) Decide all other matters that must be determined in connection with an Award;

(h) Establish, adopt, or revise any rules and regulations as it may deem necessary or advisable to administer the Plan;

(i) Interpret the terms of, and any matter arising pursuant to, the Plan or any Award Agreement; and

(j) Make all other decisions and determinations that may be required pursuant to the Plan or as the Committee deems necessary or advisable to administer the Plan.

11.4 Decisions Binding. The Committee’s interpretation of the Plan, any Awards granted pursuant to the Plan, any Award Agreement and all decisions and determinations by the Committee with respect to the Plan are final, binding, and conclusive on all parties.

ARTICLE 12

EFFECTIVE AND EXPIRATION DATE

12.1 Effective Date. This Plan shall be submitted to the stockholders of the Company for approval and, if approved, shall become effective as of the Effective Date.

12.2 Expiration Date. The Plan will expire on, and no Award may be granted pursuant to the Plan after, the first annual meeting of the Company’s stockholders to occur on or after the tenth anniversary of the Effective Date, unless terminated earlier by the Board. Any Awards that are outstanding on such date shall remain in force according to the terms of the Plan and the applicable Award Agreement.

ARTICLE 13

AMENDMENT, MODIFICATION, AND TERMINATION

13.1 Amendment, Modification, And Termination. Subject to Section 14.14, with the approval of the Board, at any time and from time to time, the Committee may terminate, amend or modify the Plan; provided, however, that (a) to the extent necessary and desirable to comply with any Applicable Law, regulation, or stock exchange rule, the Company shall obtain stockholder approval of any Plan amendment in such a manner and to such a degree as required, and (b) stockholder approval is required for any amendment to the Plan that (i) seeks to modify the Non-Employee Director compensation limit set forth in Section 3.3 or the prohibition on repricing set forth in this Section 13.1. Notwithstanding any provision in this Plan to the contrary, absent approval of the stockholders of the Company or as otherwise permitted by Article 10, no Option or Stock Appreciation Right may be (A) amended to reduce the per share exercise or base price of the shares subject to such Option or Stock Appreciation Right below the per share exercise or base price as of the date the Option or Stock Appreciation Right is granted; (B) substituted or granted in exchange for, or in connection with, the substitution, cancellation or surrender of an Option or Stock Appreciation Right having a higher per share exercise or base price; or (C) cancelled in exchange for cash or another Award when the Option or Stock Appreciation Right price per share exceeds the Fair Market Value of the underlying Stock.

13.2 Awards Previously Granted. Except with respect to amendments made pursuant to Section 14.14, no termination, amendment, or modification of the Plan shall adversely affect in any material way any Award previously granted pursuant to the Plan without the prior written consent of the Participant.

ARTICLE 14

GENERAL PROVISIONS

14.1 No Rights to Awards. No Participant, employee, or other person shall have any claim to be granted any Award pursuant to the Plan, and neither the Company nor the Committee is obligated to treat Participants, employees, and other persons uniformly.

14.2 No Stockholders Rights. Except as otherwise provided herein or in an Award Agreement, a Participant shall have none of the rights of a stockholder with respect to shares of Stock covered by any Award until the Participant becomes the record owner of such shares of Stock.

14.3 Withholding. The Company or any Subsidiary shall have the authority and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, local, foreign or other taxes (including the Participant’s employment tax obligations) required by law to be withheld with respect to any taxable event concerning a Participant arising as a result of this Plan. The Committee shall set forth in the applicable Award Agreement the methods by which the required taxes may be paid, the form of payment, which may include, without limitation, (i) cash, (ii) promissory note bearing interest at no less than such rate as shall then preclude the imputation of interest under the Code, (iii) shares of Stock held for such period of time as may be required by the Committee in order to avoid adverse accounting consequences and having a Fair Market Value as of the date the obligation to withhold or pay taxes arises in connection with an Award equal to the required tax payments, (iv) other property acceptable to the Committee (including through share withholding or the delivery of a notice that the Participant has placed a market sell order with a broker with respect to shares of Stock then issuable upon exercise or vesting of the Award, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company in satisfaction of the required tax payments; provided that payment of such proceeds is then made to the Company upon settlement of such sale), or (v) a combination of foregoing. Notwithstanding any other provision of the Plan, the number of shares of Stock which may be withheld with respect to the issuance, vesting, exercise or payment of any Award in order to satisfy the Participant’s federal, state, local and foreign income and payroll tax liabilities with respect to the issuance, vesting, exercise or payment of the Award shall be limited to the number of shares which have a Fair Market Value on the date of withholding or repurchase equal to no less than the minimum statutory amount required to be withheld but not greater than the maximum statutory amount applicable to such Participant in all relevant jurisdictions, in all cases reduced by the amount of any withholding obligation satisfied by cash payment to the Company. The number of shares used to satisfy any withholding obligation shall be rounded up to the nearest whole number of shares of Stock as necessary to avoid fractional shares, with any excess amount refunded in cash to the Participant.

14.4 No Right to Employment or Services. Nothing in the Plan or any Award Agreement shall interfere with or limit in any way the right of the Company or any Subsidiary to terminate any Participant’s employment or services at any time, nor confer upon any Participant any right to continue in the employ or service of the Company or any Subsidiary.

14.5 Unfunded Status of Awards. The Plan is intended to be an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or any Award Agreement shall give the Participant any rights that are greater than those of a general creditor of the Company or any Subsidiary.

14.6 Indemnification. To the extent allowable pursuant to Applicable Law, no member of the Board or Committee, and neither the Chief Executive Officer nor any other executive officer to whom the Committee delegates any of its power and authority hereunder, shall be liable for any act, omission, interpretation, construction or determination made in connection with this Plan in good faith, and each member of the Committee or of the Board and the Chief Executive Officer or other executive officer shall be indemnified and held harmless by the Company from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by such individual in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action or failure to act pursuant to the Plan and against and from any and all amounts paid by him or her in satisfaction of judgment in such action, suit, or proceeding against him or her; provided he or she gives the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled pursuant to the Company’s Certificate of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

14.7 Relationship to other Benefits. No payment pursuant to the Plan shall be taken into account in determining any benefits pursuant to any pension, retirement, savings, profit sharing, group insurance, welfare or other benefit plan of the Company or any Subsidiary except to the extent otherwise expressly provided in writing in such other plan or an agreement thereunder.

14.8 Expenses. The expenses of administering the Plan shall be borne by the Company and its Subsidiaries.

14.9 Titles and Headings. The titles and headings of the Sections in the Plan are for convenience of reference only and, in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

14.10 Fractional Shares. No fractional shares of Stock shall be issued and the Committee shall determine, in its discretion, whether cash shall be given in lieu of fractional shares or whether such fractional shares shall be eliminated by rounding up or down as appropriate.

14.11 Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan, the Plan, and any Award granted or awarded to any Participant who is then subject to Section 16 of the Exchange Act, shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 of the Exchange Act) that are requirements for the application of such exemptive rule. To the extent permitted by Applicable Law, the Plan and Awards granted or awarded hereunder shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.

14.12 Government and Other Regulations. The obligation of the Company to make payment of awards in Stock or otherwise shall be subject to all Applicable Laws, rules, and regulations, and to such approvals by government agencies as may be required. The Company shall be under no obligation to register pursuant to the Securities Act any of the shares of Stock paid pursuant to the Plan. If the shares paid pursuant to the Plan may in certain circumstances be exempt from registration pursuant to the Securities Act, the Company may restrict the transfer of such shares in such manner as it deems advisable to ensure the availability of any such exemption.

14.13 Governing Law. The Plan and all Award Agreements shall be construed in accordance with and governed by the laws of the State of Delaware.

14.14 Section 409A. To the extent that the Committee determines that any Award granted under the Plan is subject to Section 409A of the Code, the Plan and Award Agreement evidencing such Award shall incorporate the terms and conditions required by Section 409A of the Code. To the extent applicable, the Plan and Award Agreements shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date. Notwithstanding anything to the contrary in the Plan (and unless the Award Agreement specifically provides otherwise), if the shares of Stock are publicly traded, and if a Participant holding an Award that constitutes “deferred compensation” under Section 409A of the Code is a “specified employee” for purposes of Section 409A of the Code, no distribution or payment of any amount that is due because of a “separation from service” (as defined in Section 409A of the Code without regard to alternative definitions thereunder) will be issued or paid before the date that is six months following the date of such Participant’s “separation from service” (as defined in Section 409A of the Code without regard to alternative definitions thereunder) or, if earlier, the date of the Participant’s death, unless such distribution or payment can be made in a manner that complies with Section 409A of the Code, and any amounts so deferred will be paid in a lump sum on the day after such six month period elapses, with the balance paid thereafter on the original schedule. Notwithstanding any provision of the Plan to the contrary, in the event that following the Effective Date the Committee determines that any Award may be subject to Section 409A of the Code and related Department of Treasury guidance (including such Department of Treasury guidance as may be issued after the Effective Date), the Committee may adopt such amendments to the Plan and the applicable Award Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Committee determines are necessary or appropriate to (i) exempt the Award from Section 409A of the Code and/or preserve the intended tax treatment of the benefits provided with respect to the Award, or (ii) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance and thereby avoid the application of any penalty taxes under such Section.